RETIREMENT AGREEMENT
1.PARTIES. This Retirement Agreement (“Agreement”), dated September 15, 2017, is entered between Peter J. Grace (“Employee”) and Clean Energy Fuels Corp. (“Company”).
2.    RETIREMENT:
2.1    Company and Employee acknowledge and agree that Employee will retire from his position as Senior Vice President, Sales & Finance, effective as of September 15, 2017.
2.2    Except with respect to Sections 7(f)-(i) of that Amended and Restated Employment Agreement dated December 31, 2015 between Employee and Company (as amended, the “Employment Agreement”), which survive termination of the Employment Agreement, Company and Employee further acknowledge and agree that the Employment Agreement is terminated.
2.3    Employee shall receive all compensation earned through September 15, 2017, including unused accrued vacation compensation and unpaid base salary, subject to normal withholdings and as a W2 payment.
3.    COMPANY PROMISES. In consideration of the agreements, covenants and promises contained in this Agreement:
3.1    Company will pay Employee the gross amount of $1,215,000.00. Such amount shall be paid, subject to normal withholdings and as a W2 payment, on the Effective Date.
3.2    Company will pay Employee the Incentive Compensation (as defined in the Employment Agreement) payable in respect of the 2017 fiscal year, subject to normal withholdings and as a W2 payment, on or before March 15, 2018, subject to Employee’s non-revocation of the release contained in this Agreement.
3.3    Company will transfer to Employee title to the CNG vehicle Company currently furnishes for Employee’s use; such transfer will occur on an “as-is / where-is basis,” without representation or warranty of any kind on the Effective Date .
3.4    All unvested and outstanding stock option awards previously granted by Company to Employee and listed below shall remain outstanding through the Effective Date and will become vested on the Effective Date.
3.5    The post-termination exercise period applicable to the stock option awards previously granted by Company to Employee and listed below will be extended to the termination date listed below, with such extension effective on the Effective Date.
3.6    The unvested restricted stock unit awards previously granted by Company to Employee and listed below shall remain outstanding through the Effective Date and will become vested and payable on the Effective Date; provided, however, that any such restricted stock unit awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Code Section 409A shall be paid or settled on the earliest date coinciding with or following the Effective Date that does not result in a violation of or penalties under Code Section 409A.

3.7    Outstanding Options and Restricted Stock Units

• Option #442; termination date: 12/10/18
• Option #583; termination date: 1/2/19
• Option #2058; termination date: 2/27/25
• Option #2396; termination date: 1/5/26
• Option #2668; termination date: 1/13/27 • RSU #2057 • RSU #2397 • RSU #2669
3.8    As long as the Employee pays the full monthly premiums for COBRA coverage, the Company will provide Employee and, as applicable, Employee’s eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company’s active executives and their dependents until the earlier of: (i) September 15, 2018; or (ii) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, the Company will pay Employee a lump sum cash payment equal to twelve (12) monthly medical and dental COBRA premiums based on the level of coverage in effect for Employee (e.g., employee only or family coverage) on September 15, 2017. Such amount shall be paid, subject to normal withholdings and as a W2 payment, on the Effective Date.
4.    EMPLOYEE PROMISES. In consideration for the promises contained in this Agreement, Employee agrees as follows:
4.1    Employee hereby generally waives, releases and forever discharges the Company and any or all divisions, subsidiaries, officers, directors, agents, employees, affiliates and successors of the Company (hereinafter collectively the “Released Persons”), from any and all claims, causes of action, damages or costs of any type Employee may have, prior to September 15, 2017, against the Released Persons arising from or in any way connected with Employee’s employment relationship with Company, any actions during that relationship, Employee’s retirement or the cessation of Employee’s service as Senior Vice President, Sales & Finance. Employee understands and agrees that Employee is waiving any and all rights Employee may now have, or has ever had, to pursue against any of the Released Persons any and all remedies available to Employee under any employment-related causes of action, including without limitation, claims of wrongful discharge; breach of contract, whether oral or written, express or implied; breach of any employment agreement, including, but not limited to, the Employment Agreement; any claims for Severance Benefits as that term is defined in the Employment Agreement; any rights under section 5(d) of the Employment Agreement; breach of any covenant of good faith and fair dealing, whether express or implied; misrepresentation; fraud; deceit; any form of negligence; violation of public policy; defamation; discrimination; personal injury; physical injury; negligent or intentional infliction of emotional distress; claims under Title VII of the Civil Rights Act of 1964, as amended; the Worker Adjustment and Retraining Notification Act; the Americans With Disabilities Act; the Federal Rehabilitation Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.

4.2    Employee further understands and agrees that the waiver and release set forth in paragraph 4.1 applies to any and all claims, liabilities and causes of action, of every nature, kind and description, whether known or unknown, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Employee’s employment with the Company or the cessation of his service as Senior Vice President, Sales & Finance.
4.3    Employee acknowledges that the amount paid as consideration for this Agreement is not wages owing to Employee.
4.4    Employee agrees that Company has no legal or contractual obligation to hire him at any time in the future.
4.5    Other than as stated in this Agreement, Employee agrees that no promise or inducement has been offered for this Agreement.
4.6    The waiver and release set forth in paragraph 4.1 applies to claims of which the Employee does not currently have knowledge and Employee specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Employee agrees that he has read this Agreement, including the waiver of California Civil Code section 1542, and has had the opportunity to choose whether to consult counsel about the Agreement and specifically about the waiver of section 1542, and that he understands the Agreement and the section 1542 waiver, and so freely and knowingly enters into this Agreement, and waives his rights under said section 1542.
4.7    Employee declares, covenants; and agrees that Employee has not heretofore, and has not and will not hereafter, sue any of the Released Persons before any court or governmental agency, commission, division or department, whether state, federal, or local, upon any claim, demand, or cause of action released herein.  This provision does not extend to the federal Equal Employment Opportunity Commission except to the extent it may do so under the Older Workers Benefit Protection Act of 1990 and the regulations issued thereunder.
4.8    Employee agrees not to file any charges, including but not limited to any additional or duplicative charges, based on events occurring prior to his date of execution of this Release with any state or federal administrative agency, and further agrees not to institute a lawsuit in any state or federal court, based upon, arising out of, or relating to any claim, demand, or cause of action released herein.  This provision does not extend to the federal Equal Employment Opportunity Commission except to the extent it may do so under the Older Workers Benefit Protection Act of 1990 and the regulations issued thereunder.
4.9    Employee agrees to indemnify and hold harmless Company and each of the Released Persons for and against any and all costs, losses or liability whatsoever, including reasonable attorneys’ fees, caused by any action or proceeding, in any state or federal courts or administrative processes, which is brought by Employee or Employee’s successors in interest if such action arises out of, is based upon, or is related to any claim, demand, or cause of action released herein.  This provision does not extend to the federal Equal Employment Opportunity Commission except to the extent it may do so under the Older Workers Benefit Protection Act of 1990 and the regulations issued thereunder.
4.10    Both Employee and Company agree not to disparage the other party, the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided that both Employee and Company will respond accurately and fully to any question, inquiry, or request for information when required by legal process.
4.11    Both Employee and Company acknowledge and agree that the time and expenses involved in proving in any forum the actual damage or loss suffered by the Company if Employee breaches or threatens to breach this Section 4 and Sections 7(f)-(i) of the Employment Agreement would be difficult to determine and is appropriate for an award of liquidated damages. Accordingly, instead of requiring any proof of damages or losses, Employee and Company agree that for any breach of this Section 4 and Sections 7(f)-(i) of the Employment Agreement, Employee shall immediately pay Company $1,000,000 in liquidated damages. Employee also acknowledges and agrees that Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and Employee agrees and acknowledges that damages may be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that Company may have at law or in equity. Employee and Company further agree that in the event of a dispute as to any threatened or actual breach by Employee, Company, at its election, may refer the matter to the courts of the State of California , County of Orange, and that you agree to fully cooperate and participate in any forum (court or mediation) selected by the Company. Employee and Company also agree that in the event of a dispute as to any threatened or actual breach by Employee, the non-prevailing party shall pay the attorneys’ fees and costs of the prevailing party, and Employee and Company will cooperate in taking appropriate measures to mitigate any disclosure of information not to be disclosed under this Agreement or the Employment Agreement. Neither the breach of this Section 4 and Sections 7(f)-(i) of the Employment Agreement nor the payment of liquidated damages by Employee shall affect the continuing validity or enforceability of this Agreement.
5.    MISCELLANEOUS.
5.1    This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.
5.2    Except as specifically provided herein, this Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Agreement may be amended only by an agreement in writing. Nothing herein modifies, supersedes, voids or otherwise alters Employee’s pre-existing contractual obligations set forth in Sections 7(f)-(i) of the Employment Agreement.

5.3    This Agreement is binding upon and shall inure to the benefit of the parties hereof, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, parent company, assigns, heirs, partners, successors in interest and shareholders.
5.4    Employee agrees that he has read this Agreement and has had the opportunity to ask questions, seek counsel and time to consider the terms of the Agreement. Employee has freely and voluntarily entered into this Agreement.
5.5    Employee understands and agrees that the release of claims contained in this Agreement includes any and all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). Employee represents that he is competent to enter into this Agreement and has no physical or mental impairment that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that no type of coercion has been exerted over him. Employee understands that, by entering into this Agreement, he does not waive rights or claims that may arise after the date of his execution of this Agreement, including without limitation any rights or claims that he may have to secure enforcement of the terms and conditions of this Agreement. Employee agrees and acknowledges that the consideration provided to him under this Agreement is in addition to anything of value to which he is already entitled. The Company hereby advises Employee to consult with an attorney prior to executing this Agreement. Employee acknowledges that he was informed that he had twenty-one (21) days in which to review and consider this Agreement, as well as the information required by ADEA. Nothing in this Agreement shall prevent Employee (or his attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising Employee’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of the waiver of ADEA claims in this Agreement.
5.6    Employee understands that after executing this Agreement, Employee has the right to revoke it within seven (7) days after Employee’s execution of it. Employee understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Agreement in writing. Employee understands that this Agreement may not be revoked after the seven (7) day revocation period has passed. Employee understands that any revocation of this Agreement must be made in writing and delivered to J. Nathan Jensen, Vice President and General Counsel, Clean Energy, 4675 MacArthur Court, Suite 800, Newport Beach, CA 92660, not later than midnight on the seventh day following execution of this Agreement by Employee. If Employee revokes this Agreement under this paragraph, the Agreement shall not be effective or enforceable and Employee will not be entitled to receive the benefits described in paragraph 3 herein. If Employee revokes this Agreement after receiving any of the benefits described in paragraph 3, Employee will, within one (1) business day of such revocation, return such benefits to Company. Employee understands that this Agreement shall be null and void if not executed by him within twenty-one (21) days of the date of this Agreement. Employee has seven (7) days after signing this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement (the “Effective Date”), so long as it has been signed by Employee and the Company and has not been revoked by Employee before that date.
5.7    Should a court of competent jurisdiction enter a final judgment holding void or unenforceable any portion, word, clause, phrase, sentence or paragraph of this Agreement, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

5.8    To the extent applicable, this Agreement will be interpreted in accordance with the Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date this Agreement is executed. Notwithstanding any other provision of this Agreement, if Company determines that any provision herein is or may be subject to Code Section 409A, Company may adopt such amendments or modify payments made hereunder or take any other action or actions that Company determines is necessary or appropriate to (i) exempt payments made hereunder from the applicable of Code Section 409A or (ii) comply with the requirements of Code Section 409A.
5.9    This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.
Peter J. Grace

Clean Energy Fuels Corp.

Name:
Title:

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